FORM OF PLAN OF DISTRIBUTION (METLIFE MONEY MARKET FUND SHARES)

                      PLAN FOR PAYMENT OF CERTAIN EXPENSES

                             FOR DISTRIBUTION AND/OR

                        SHAREHOLDER SERVICING ASSISTANCE

                       (METLIFE MONEY MARKET FUND SHARES)

     Plan (the "Plan") of the MetLife Money Market Fund, class of shares of the Cortland General Money Market Fund (the "MetLife Shares") of Cortland Trust, Inc., a Maryland corporation (the "Fund"), an open-end diversified management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), adopted pursuant to Section 12(b) of the Act and Rule 12b-1 promulgated thereunder ("Rule 12b-1").

     1. Certain Payments Authorized.

     (a) The Fund on behalf of its MetLife Shares is authorized to make payments to MetLife, other securities dealers and institutions for shareholder servicing assistance and distribution services for the MetLife Shares pursuant to a Private Class Sub-Distribution and Service Agreement in substantially the form of Exhibit A hereto. MetLife, other securities dealers and institutions are collectively referred to as "Service Agents".

     (b) The schedule of fees to Service Agents and the basis upon which such fees will be paid shall be determined from time to time by Reich & Tang Distributors Inc. ("R&T"), subject to the limitations below. The aggregate amount of all fees payable by the Fund on behalf of the class of MetLife Shares to Servicing Agents in any fiscal year of the Fund shall not exceed .__% of the aggregate average daily net assets of the class of MetLife Shares on an annual basis for such fiscal year. The Fund shall also pay to R&T a monthly fee at an annual rate of .__% of the aggregate average daily net assets of the class of MetLife Shares. R&T may pay all or a portion of the fee it receives from the MetLife Shares to Service Agents or to apply such amounts to the purposes set forth in paragraph 1(c) hereof.

     (c) R&T may also make payments to Service Agents out of the fee paid to R&T pursuant to paragraph (b) hereof, out of R&T's past profits or from any other source available to R&T. R&T may also pay for the printing and distributing of prospectuses and statements of additional information (including those prospectuses and statements of additional information distributed to shareholders of the MetLife Shares and any promotional or sales literature used by R&T or furnished by R&T to investors or Service Agents, the expenses of advertising and all legal expenses in connection with the foregoing. R&T may also pay Service Agents for opening and servicing any convenience accounts and for processing account application forms for any debit or credit cards, check redemption authorizations, travel insurance applications and other services provided to any convenience account participants.

     2. Reports. Quarterly, in each year that this Plan remains in effect, R&T shall prepare and furnish to the Board of Directors of the Fund a written report, complying with the requirements of Rule 12b-1, setting forth the amounts expended under the Plan and purposes for which such expenditures were made.

     3. Approval of Plan. This Plan shall become effective upon approval of the Plan, and the related agreements by a majority of the outstanding voting securities of the class of MetLife Shares, as defined in Section 2(a)(42) of the Act.

     4. Term. This Plan shall remain in effect for one year from its effective date and may be continued thereafter if this Plan and all related agreements are approved at least annually by a majority vote of the Fund's Board of Directors, including a majority of the Qualified Directors (the directors of the Fund who are not interested persons of the Fund, as defined in Section 2(a)(19) of the Act, and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan), cast in person at a meeting called for the purpose of voting on such Plan and agreements. This Plan may not be amended in order to increase materially the amount to be spent hereunder without shareholder approval in accordance with Section 3 hereof. All material amendments to this Plan must be approved by a vote of the Board of Directors of the Fund, and of the Qualified Directors, cast in person at a meeting called for the purpose of voting thereon.

     5. Termination. This Plan may be terminated at any time by a majority vote of the Qualified Directors or by vote of a majority of the outstanding voting securities of the class of the MetLife Shares, as defined in Section 2(a)(42) of the Act.

     6. Nomination of Independent Directors. While this Plan shall be in effect, the selection and nomination of the directors of the Fund who are not "interested persons" of the Fund, as defined in Section 2(a)(19) of the Act, shall be committed to the discretion of the Qualified Directors then in office.

     7. Miscellaneous.

     (a) All agreements with any Service Agent relating to the implementation of this Plan shall be in writing and any agreement related to this Plan shall be subject to termination, without penalty, pursuant to the provisions of Section 5 hereof.

     (b) The adoption of this Plan does not constitute any acknowledgement by either the Fund or R&T that the payments to be made pursuant to the Plan constitute payments for distribution assistance or that the adoption of a plan pursuant to Rule 12b-1 is required in order for such payments to be made.
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                                    EXHIBIT A
                         REICH & TANG DISTRIBUTORS, INC.
                                600 Fifth Avenue

                            New York, New York 10020

                                 (212) 830-5200


                                     FORM OF
              PRIVATE CLASS SUB-DISTRIBUTION AND SERVICE AGREEMENT


     Reich & Tang Distributors, Inc. ("R&T") serves as distributor of the money market funds listed in Exhibit A (the "Funds"). These funds are Maryland corporations. The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"). The Funds propose to offer [a class or classes] of shares of each Fund, $.001 par value, to be offered to clients of MetLife Securities, Inc. ("MetLife") (the "MetLife Shares"), in accordance with the terms and conditions contained in a separate prospectus and the related Statement of Additional Information (the "SAI") of each of the Funds. Reich & Tang Asset Management, LLC (the "Manager") serves as manager for the Funds. The terms "Prospectus" and "SAI" as used herein refer to the separate prospectus or related Statement of Additional Information of each class of each Fund on file with the Securities and Exchange Commission which is part of the most recent registration statement effective from time to time under the Securities Act of 1933, as amended (the "Securities Act").

         In connection with the offering of MetLife Shares to the public, MetLife may place or facilitate the placement of orders for purchase and redemption of MetLife Shares for and on behalf of customers of MetLife on the following terms and conditions:

     1. Services. (a) MetLife is hereby authorized to provide distribution assistance to R&T in connection with the sale of MetLife Shares and to (i) place orders through R&T for purchases of MetLife Shares and (ii) tender MetLife Shares through R&T for redemption, in each case subject to the terms and conditions set forth in each Prospectus and SAI.

     (b) MetLife agrees to provide certain shareholder servicing activities (as listed in Exhibit B) for customers of MetLife (the "Customers") who have purchased MetLife Shares.

     2. Compensation. In consideration of the services and facilities provided by MetLife hereunder, R&T will pay or cause the Funds to pay an annual fee to MetLife equal to the total expense ratio of each of the MetLife Shares of each Fund less (i) 16 basis points on the first $500 million, 14 basis points on the next $500 million, 12 basis points on the next $500 million and 10 basis points for assets over $1.5 billion on the average daily net assets of each class of the MetLife Shares of each Fund held from time to time by or on behalf of the Customers (the "Customers' Fund Shares") and (ii) total external fund expenses (currently estimated at 7 basis point) including but not limited to fees to the custodian, transfer agent, attorneys, fund directors, auditors, bookkeepers, taxes, bluesky, and printing of prospectuses, semi-annual and annual reports. The





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fee for each Fund for such services will be computed [daily] and payable monthly. For purposes of determining the fees payable under this computation, the average daily net asset value of the Customers' Fund Shares will be computed in the manner specified in each Fund's registration statement (as the same is in effect from time to time) in connection with the computation of the net asset value of MetLife Shares for purposes of purchases and redemptions. [R&T or the Funds may, in its discretion and without notice, suspend or withdraw the sale of MetLife Shares, including the sale of such MetLife Shares to MetLife for the account of any Customers]. R&T represents to MetLife that this Agreement and the payment of such service and distribution fees by R&T and the Funds have been authorized and approved by the Funds.

     3. Compliance With Law. MetLife agrees that it will comply with the provisions contained in the Securities Act governing the distribution of Prospectuses to persons to whom MetLife offers MetLife Shares, and, if requested, will deliver SAIs. MetLife further agrees that it will deliver, upon request, copies of any amended Prospectus (and SAI) to Customers whose MetLife Shares MetLife is holding as record owner and to deliver to such Customers copies of the annual and interim financial reports and proxy solicitation materials of the Funds. R&T agrees to furnish to MetLife as many copies of the Prospectus and SAI, annual and interim financial reports and proxy solicitation materials as you may reasonably request.

     4. Representations. MetLife represents that it is a member in good standing of the National Association of Securities Dealers, Inc. MetLife agrees that it will not offer MetLife Shares to persons in any jurisdiction in which MetLife may not lawfully make such offer due to the fact that MetLife has not registered under, or is not exempt from, the applicable registration or licensing requirements of such jurisdiction.

     5. Registration and Qualification of Shares. The Funds have registered an indefinite number of MetLife Shares under the Securities Act. In addition, the Funds have filed Articles Supplementary with the State of Maryland to reflect the creation of the MetLife class of shares. Upon application, R&T will inform MetLife as to the states or other jurisdictions in which R&T believes the MetLife Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states, but R&T shall assume no responsibility or obligation as to MetLife's right to sell MetLife Shares in any jurisdiction.

     6. Authority. Each Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of the MetLife Shares, including the right in its discretion, without notice, to suspend sales or withdraw the offering of MetLife Shares entirely.

     7. Recordkeeping. MetLife understands and agrees that MetLife, and not R&T, the Manager or the Funds, shall be responsible for obtaining and maintaining taxpayer certifications under applicable law, including the satisfaction of any penalties imposed for failure to obtain and maintain such information under and in accordance with applicable law with respect to accounts


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established by MetLife. MetLife also agrees that it will (i) maintain all records required by law relating to transactions in MetLife Shares and, upon request by the Funds, promptly make such of these records available to the Funds as the Funds may reasonably request in connection with its operations; and (ii) promptly notify R&T if MetLife experiences any difficulty in maintaining the records described in the foregoing clauses in an accurate and complete manner.

     8. Liability. R&T and the Funds shall be under no liability to MetLife except for lack of good faith and for obligations expressly assumed by them hereunder. In carrying out R&T's obligations, R&T agrees to act in good faith and without negligence. Nothing contained in this agreement is intended to operate as a waiver by R&T, the Manager and the Funds or MetLife of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

     9. Indemnification. For all purposes of this Agreement MetLife will be deemed to be an independent contractor and will have no authority to act as agent for R&T or the Funds in any manner or in any respect, other than as specifically set forth herein and in the exhibits hereto. By MetLife's and R&T's written acceptance of this Agreement, MetLife and R&T (as the case may be, "Indemnifying Party") each agree to and do release, indemnify, defend and hold the other (in each case, the "Indemnified Party") harmless from and against any and all direct and indirect liabilities or losses (including without limitation reasonable court costs and attorneys' fees) resulting from any directions, actions or inactions of the Indemnifying Party or its officers, employees, or agents, except, however, to the extent arising from the negligence, bad faith or willful wrongdoing of the Indemnified Party or its officers, employees, or agents regarding its responsibilities hereunder. This paragraph shall survive the termination of this Agreement.

     10. Effective Date and Term. This Agreement is effective on the date hereof and shall extend from the date of the initial purchases of MetLife Class Shares of a Fund to [ YEAR PERIOD], (the "Initial Term"). Following the Initial Term, this Agreement shall automatically renew upon the mutual agreement of both parties for a subsequent term of one (1) year each year thereafter and may be terminated without penalty by either party upon [six (6)] months' written notice to the other party. [ R&T may terminate this agreement at any time upon notice, including during the Initial Term, if the aggregate average assets of the Funds listed on Exhibit A fall below $[ ] million unless MetLife pays to R&T a minimum fee of [$ ] per month.]

     11. Termination. Notwithstanding any provision to the contrary contained herein, this Agreement shall automatically terminate in the event of its assignment, as defined in the Investment Company Act. This Agreement may also be terminated at any time for any reason or no reason without penalty by the vote of a majority of the members of the Board of Directors of a Fund who are not "interested persons" (as such phrase is defined in the Investment Company


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Act) and have no direct or indirect financial interest in the operation of the plan of distribution with respect to the MetLife Shares and any related agreement, or by the vote of a majority of the outstanding voting securities of the MetLife Shares of a Fund.

     12. Representations and Sales Materials. No person is authorized to make any representations concerning the Funds or the MetLife Shares except those contained in each Prospectus and SAI and in such printed information as R&T may subsequently prepare. No person is authorized to distribute any sales material relating to the Funds without the prior written approval of R&T.

     13. Arbitration. Any dispute, controversy, or claim arising out of, connected with, or relating to this Agreement, or the breach, validity, or enforceability of any provision of this Agreement, will be resolved by final and binding arbitration in accordance with and subject to the Commercial Arbitration Rules of the American Arbitration Association ("AAA") then in effect. Arbitration shall take place at a location within the state of New York, or at a location at the discretion of the arbitrators. All expenses associated with obtaining and utilizing the services of the AAA and the arbitrators shall be shared equally by the parties hereto. The AAA and the arbitrators shall be made aware of this provision and shall agree to request payment separately from R&T and MetLife for said services, including all expenses directly related to the arbitration, other than the expense of witnesses, which shall be borne by the party producing such witnesses.

     Notwithstanding the foregoing, R&T and MetLife shall bear their own respective costs of preparing for and participating in the arbitration, including, without limitation, their attorneys' fees, expert and/or witness fees, and their costs of complying with discovery requests. Discovery as permitted by the Federal Rules of Civil Procedure then in effect will be allowed in connection with the arbitration to the extent consistent with the purpose of the arbitration and as allowed by the arbitrators. Judgment upon the award rendered in any arbitration may be entered in any court of competent jurisdiction, or application may be made to such court for a judicial acceptance of the award and an enforcement, as the law of the state having jurisdiction may require or allow. The fact that arbitration is or may be allowed will not impair the exercise of any termination rights under this Agreement.


     14. Waiver. No failure or delay by either party to exercise any right of such party regarding an obligation of the other party to this Agreement shall operate as a waiver thereof, unless agreed to in writing by both parties. Any single or partial exercise by either party of any of its rights shall not preclude such party from any other or further exercise of any such right or the exercise of any other right. Any single or partial waiver by either party of any obligation of the other party under this Agreement shall constitute a waiver of such obligation only as specified in such waiver and shall not constitute a waiver of any other obligation.

     15. Amendment. This Agreement cannot be changed, modified or amended, except by an instrument in writing executed by all parties hereto.

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     16. Choice of Law; Entire Agreement. This Agreement shall be governed by and shall be interpreted in accordance with the laws of the State of New York. This Agreement, including any attachments or exhibits hereto, supersedes any and all prior written or oral agreements between the parties, and hereby constitutes the entire Agreement between the parties with respect to the subject matter hereof, and may only be amended in writing signed by authorized officers of the parties.

     17. Notice. Any notice or other communication given under this Agreement to either party shall be in writing, delivered by hand or through the United States Postal Service, registered or certified mail with return receipt requested to the following individuals' attention (or to such other individuals and/or addresses as may be set forth in a written notice sent by either party, as applicable):

         Notices to R&T and to any of the Funds:

         Attention:                 Rosanne Holtzer
         Title:                     Senior Vice President
         FAX number:                (212) 399-6639
         Address:                   600 Fifth Avenue
                                    New York, NY  10020

         Notices to Met Life Securities, Inc.:


         Attention:
         Title:
         FAX number:                (   )    -
         Address:

     The parties agree that proper notice given to R&T constitutes notice to R&T and each and all of the Funds.


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Please indicate your confirmation and acceptance of this Agreement by signing below and returning two copies of this agreement to Reich & Tang Distributors, Inc., 600 Fifth Avenue, New York, NY 10020.

                                        Reich & Tang Distributors, Inc.
_________________________, 2002

                                         by: ______________________________
                                              Richard De Sanctis
                                              Vice President, CFO & Treasurer



                                        MetLife Securities, Inc.
_________________________, 2002

                                          by:________________________________

                                        Name:________________________________

                                       Title:________________________________









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                                    EXHIBIT A


Cortland Trust, Inc. -  Cortland General Money Market Fund



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                                    EXHIBIT B

                            Services to be Performed

                              Omnibus Fund Account

1. Maintain customer account detail for Fund shares held as agent for customers.

2.   Issue and deliver periodic statements to customers.

3. Break down daily dividend accruals and apply them to customer account records.

4. Receive, break down and pay or, at customers' direction, consolidate and reinvest customer dividends on monthly payment date.

5. Consolidate and remit to the Fund customer monies associated with their purchase of Fund shares.

6. Receive from the Fund, break down and remit to customer monies associated with their redemptions of Fund shares.

7. Maintain all proof procedures between customer sub-accounts and the central account with the Fund.

8. Perform all special mailings to customers required by the Fund, such as annual prospectuses mailings, proxy solicitations, and semi-annual and annual reports.

9. Perform all customer service functions for the Fund, including responding to telephone inquiries and requests.

10.  Fill all customer requests for prospectuses.

11.  Receive and process customer registration forms.

12. Retain records regarding the services to be performed, as required by law and regulations.

13.  Transmit to customers and governmental authorities all IRS reporting.